Filed pursuant to Rule 424(b)(3)
Registration No. 333-282971

Prospectus Supplement No. 5
(To Prospectus dated November 12, 2024)

INNVENTURE, INC.

This prospectus supplement updates, amends and supplements the prospectus dated November 12, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282971) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On December 12, 2024, the closing price of our Common Stock was $12.53 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 13, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2024

Innventure, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42303	93-4440048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida	32827
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (321) 209-6787

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2024, the Compensation Committee (the “Committee”) of the Board of Directors of Innventure, Inc. (the “Company”) met and approved the grant of equity compensation awards (the “Equity Awards”), including awards to the Company’s principal financial officer and certain of the Company’s named executive officers (the “NEOs”).

The Equity Awards provide participants with an opportunity to earn or vest in equity-based awards under the Company’s 2024 Equity and Incentive Compensation Plan, previously filed with the Securities and Exchange Commission.  The Committee approved the following equity-based awards in the form of restricted stock units (“RSUs”) and stock option grants (“Stock Options”), each with a grant date of December 9, 2024:

Name	RSUs	Stock Options
David Yablunosky (CFO)	336,066	163,934
Michael Otworth (NEO)	537,705	262,295
Dr. John Scott (NEO)	336,066	163,934

For Mr. Yablunosky, the RSUs will generally vest in three equal installments following the grant date, starting on May 1, 2025, and annually thereafter, subject to his continuous service to the Company through the applicable vesting date.  For Mr. Otworth and Dr. Scott, the RSUs will generally vest on October 2, 2025 or, if earlier, on the same date that the lock-up set forth in the contractual lock-up agreement entered into by each of them on October 24, 2023 (the “Contractual Lock-Up”) terminates pursuant to its terms, in each case subject to their continuous service to the Company through the applicable vesting date.

For Mr. Yablunosky, the Stock Options will generally vest and become exercisable with respect to (i) 25% of the shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), underlying the Stock Options on May 1, 2025 and (ii) 75% of the shares of Common Stock underlying the Stock Options in eight substantially equal installments on each three-month anniversary thereafter, subject to his continuous service to the Company through the applicable vesting date.  For Mr. Otworth and Dr. Scott, the Stock Options will generally vest and become exercisable with respect to 100% of the shares of Common Stock underlying the Stock Options on October 2, 2025 or, if earlier, on the same date that the Contractual Lock-Up terminates pursuant to its terms, in each case subject to their continuous service to the Company through the applicable vesting date.  The Stock Options have an exercise price of $12.20, the closing price of the Common Stock on the grant date.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the forms of Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement and Notice of Grant of Nonqualified Stock Option and Nonqualified Stock Option Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this current report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Form of Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement for Executive Officers
10.2	Form of Notice of Grant of Nonqualified Stock Option and Nonqualified Stock Option Agreement for Executive Officers
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNVENTURE, INC.

Date: December 13, 2024	By:	/s/ David Yablunosky
Name: David Yablunosky
Title: Chief Financial Officer

Exhibit 10.1

INNVENTURE, INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Innventure, Inc. (the “Company”) hereby grants to the Participant the number of Restricted Stock Units (“RSUs”) set forth below under the Innventure, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”).  The RSUs are subject to all of the terms and conditions in this Notice of Grant of Restricted Stock Units (this “Grant Notice”), in the Restricted Stock Units Agreement attached hereto (the “Agreement”) and in the Plan.  Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, and the Plan and the Agreement are hereby incorporated by reference into this Grant Notice.  If there are any inconsistences between this Grant Notice or the Agreement and the Plan, the terms of the Plan shall govern.

Participant:	[Name]
Type of Grant:	Restricted Stock Units
Date of Grant:	[Grant Date]
Number of RSUs:	[#]
Vesting Schedule:
Subject to the conditions set forth in the Agreement, including but not limited to the Participant’s continuous service to the Company or a Subsidiary until the applicable vesting date, the RSUs shall vest as follows: [________].

INNVENTURE, INC.

Restricted Stock Units Agreement

Innventure, Inc. (the “Company”) has granted, pursuant to the Innventure, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”), to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement is attached (together with the Grant Notice, this “Agreement”) an award of Restricted Stock Units as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.           Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.  As used in this Agreement:

(a)
“Cause” shall mean “Cause” (or a term of substantively similar meaning) as defined in an individual employment or consulting agreement in effect as of the Date of Grant between the Participant and the Company or any Subsidiary (a “Service Agreement”) or as set forth in a severance plan in which the Participant participates as of the Date of Grant, if any, in each case, or, if the Participant does not have a Service Agreement or participate in such executive severance plan as of the Date of Grant (or such Service Agreement or plan does not define “Cause”), then “Cause” shall mean (i) the Participant’s commission of, conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) the Participant’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its affiliates in any material way, (iii) the Participant’s material failure to perform duties as reasonably directed by the Company or the Participant’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Company or its affiliates or its or their business (which, if curable, is not cured within 30 days after notice thereof is provided to the Participant) or (iv) the Participant’s gross negligence, willful malfeasance or material act of disloyalty with respect to the Company or its affiliates.

(b)
“Disability” (or similar terms) shall mean a circumstance in which the Participant is unable to perform the Participant’s duties to the Company or its affiliates by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can reasonably be expected to last for a continuous period of not less than six months.

(c)
“Good Reason” shall have the meaning set forth in the Participant’s Service Agreement or set forth in a severance plan in which the Participant participates as of the Date of Grant, if any, or, if the Participant does not have a Service Agreement or participate in such severance plan as of the Date of Grant (or such Service Agreement or plan does not define “Good Reason”), then “Good Reason” shall mean the occurrence of any of the following events without the Participant’s express written consent: (i) an involuntary material reduction in the Participant’s then-current base salary or base pay; (ii) a material diminution in the Participant’s authority, duties or responsibilities; (iii) a mandatory relocation of the Participant’s primary work location to a location more than 50 miles from the Participant’s work location as of the date of this Agreement; or (iv) a material breach by the Company of the terms of this Agreement or any other material agreement with the Participant.  To terminate the Participant’s service for Good Reason, the Participant must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances.  If the Participant does not terminate the Participant’s service for Good Reason within 30 days after the expiration of the Company’s cure period, then the Participant will be deemed to have waived the Participant’s right to terminate for Good Reason with respect to such grounds.

2.            Grant of RSUs.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Participant, as of the Date of Grant, the number of RSUs set forth in the Grant Notice.  Each RSU shall represent the right of the Participant to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.           Restrictions on Transfer of RSUs.  Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to the Participant pursuant to Section 6 hereof other than by will or pursuant to the laws of descent and distribution.

4.            Vesting of RSUs.

(a)
The RSUs shall vest in accordance with the Vesting Schedule set forth in the Grant Notice (the period from the Date of Grant until the last applicable vesting date, the “Vesting Period”).  Any RSUs that do not so become vested will be forfeited, including, except as provided in Sections 4(b) or 4(c) below, if the Participant ceases to provide continuous service to the Company or a Subsidiary for any reason prior to the end of the Vesting Period. For purposes of this Agreement, “continuous service” (or substantially similar terms) means the absence of any interruption or termination of the Participant’s employment or consulting relationship, as applicable, with the Company or a Subsidiary.  Continuous service shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)
Notwithstanding Section 4(a) above, upon the Participant’s death or Disability, in each case prior to the end of the Vesting Period, the RSUs (to the extent not previously forfeited) shall vest in full.

(c)
Notwithstanding Section 4(a) above, in the event of a Change in Control that occurs prior to the end of the Vesting Period, the RSUs (to the extent not previously forfeited) shall become vested and payable in accordance with Section 5 below.

5.            Effect of a Change in Control.

(a)
Notwithstanding Section 4(a) above, if at any time before the end of the Vesting Period or forfeiture of the RSUs, and while the Participant is continuously providing service to the Company or a Subsidiary, a Change in Control occurs, then all of the RSUs will become vested, except to the extent that a Replacement Award is provided to the Participant in accordance with Section 5(b) to continue, replace or assume the RSUs covered by this Agreement (the “Replaced Award”) immediately prior to (and contingent upon) the Change in Control.

(b)
For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent termination of service or Change in Control).  A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied.  The determination of whether the conditions of this paragraph are satisfied will be made by the Board or Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c)
If, within 12 months after receiving a Replacement Award, the Participant experiences a termination of service with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Participant for Good Reason during the remaining vesting period for the Replacement Award, the Replacement Award shall immediately vest.

6.            Form and Time of Payment of RSUs.

(a)
Payment for the RSUs, after and to the extent they have become vested, shall be made in the form of one share of Common Stock for each vested RSU.  Payment shall be made no later than March 15 of the calendar year following the calendar year in which the date that the RSUs become vested pursuant to Section 4 hereof.

(b)	In all events, payment for the RSUs (to the extent vested) shall be made within the short-term deferral period for purposes of Section 409A of the Code.

(c)	The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of shares of Common Stock corresponding to such RSUs.

7.            Dividend Equivalents; Voting and Other Rights.

(a)
The Participant shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Participant pursuant to Section 6 above.

(b)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become vested and are paid in accordance with Section 6 hereof and (ii) the time when the Participant’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, the Participant shall be credited with cash per RSU equal to the amount of such dividend.  Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are settled.

(c)
The obligation of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

8.           Adjustments.  The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

9.            Taxes.  To the extent that the Company is required to withhold federal, state, local, or foreign taxes or other amounts in connection with any payment made or benefit realized by the Participant under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld.  If the Participant’s benefit is to be received in the form of shares of Common Stock, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld.  The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in the Participant’s income. In no event will the market value of Common Stock to be withheld pursuant to this Section 9 to satisfy applicable withholding taxes or other amounts exceed the minimum amount of taxes required to be withheld. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Participant with respect to any payment provided to the Participant hereunder, and the Participant shall be responsible for any taxes imposed on the Participant with respect to any such payment.

10.          Compliance with Law.

(a)
The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

(b)
Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement or otherwise limits the Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002) and (ii) nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

11.          Compliance With Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code.  This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).  Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Participant shall remain solely liable for any and all tax consequences associated with the RSUs.

12.          Interpretation.  Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of the Treasury or the Internal Revenue Service.

13.          No Right to Future Awards or Service.  The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.  The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.  Nothing contained in this Agreement shall confer upon the Participant any right to provide service or continue to provide service to the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the service or adjust the compensation of the Participant.

14.         Relation to Other Benefits.  Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any other compensatory arrangement maintained by the Company or any of its Subsidiaries.

15.         Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Participant under this Agreement without the Participant’s written consent, and the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

16.          Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.          Relation to Plan.  The RSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

18.        Clawback.  The Participant acknowledges and agrees that the terms and conditions set forth in the Innventure, Inc. Compensation Clawback Policy (as may be amended and restated from time to time, the “Clawback Policy”) are incorporated in this Agreement by reference.  To the extent the Clawback Policy is applicable to the Recipient, it creates additional rights for the Company with respect to applicable compensation, including, without limitation, annual cash incentive compensation and long-term incentive compensation awards granted to the Participant by the Company.  Notwithstanding any provisions in this Agreement to the contrary, applicable compensation, including, without limitation, annual cash incentive compensation and long-term incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (i) any Company clawback or recoupment policy, including the Clawback Policy and any other policies that are adopted by the Company, whether to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto.  By accepting the RSU award under the Plan and pursuant to this Agreement, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup other applicable compensation, including, without limitation, annual cash incentive compensation and long-term incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy.  Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

19.         Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20.         Governing Law.  This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

21.        Successors and Assigns.  Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

22.        Acknowledgement.  The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

23.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

INNVENTURE, INC.

By:

Name:
Title:
Date:

Participant Acknowledgment and Acceptance

By:

Print Name:
Date:

Exhibit 10.2

INNVENTURE, INC.
NOTICE OF GRANT OF NONQUALIFIED STOCK OPTION

Innventure, Inc. (the “Company”) hereby grants to Optionee an Option Right (the “Option”) to purchase the number of shares of Common Stock set forth below under the Innventure, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”).  The Option is subject to all of the terms and conditions in this Notice of Grant of Nonqualified Stock Option (this “Grant Notice”), in the Nonqualified Stock Option Agreement attached hereto (the “Agreement”) and in the Plan.  Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, as applicable, and the Plan and Agreement are hereby incorporated by reference into this Grant Notice.  If there are any inconsistencies between this Grant Notice or the Agreement and the Plan, the terms of the Plan shall govern.

Optionee:	[NAME]
Type of Grant:	Nonqualified Option Right
Date of Grant:	[GRANT DATE]
Number of Shares Subject to the Option:	[#]
Option Price (per share):	$[##.##]
Vesting Schedule:
Subject to the conditions set forth in the Agreement, including but not limited to Optionee’s continuous service to the Company or a Subsidiary until the applicable vesting date, the Option shall vest and become exercisable [___________].

INNVENTURE, INC.

Nonqualified Stock Option Agreement

Innventure, Inc. (the “Company”) has granted, pursuant to the Innventure, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”), to Optionee named in the Notice of Grant of Nonqualified Stock Option (the “Grant Notice”) to which this Nonqualified Stock Option Agreement is attached (together with the Grant Notice, this “Agreement”) an Option Right (the “Option”) to purchase shares of Common Stock as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.           Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.

2.          Grant of Option.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to Optionee, as of the Date of Grant, an Option to purchase the number of shares of Common Stock set forth in the Grant Notice at the Option Price specified therein.  The Option Price represents at least the Market Value per Share on the Date of Grant.  The Option is intended to be a nonqualified stock option.

3.           Vesting of Option.

(a)          Except as otherwise provided herein, the Option shall vest and become exercisable (“Vest,” or “Vested”) as set forth in the Grant Notice if Optionee provides continuous service to the Company or a Subsidiary in accordance with the Vesting Schedule set forth in the Grant Notice (the period from the Date of Grant until the last vesting date of the Vesting Schedule, the “Vesting Period”).  Any portion of the Option that does not so become Vested will be forfeited, including, except as provided in Section 3(b) or 3(c) below, if Optionee ceases to provide continuous service to the Company or a Subsidiary prior to the end of the Vesting Period.  For purposes of this Agreement, “continuous service” (or substantially similar terms) means the absence of any interruption or termination of Optionee’s employment or consulting relationship, as applicable, with the Company or a Subsidiary.  Continuous service shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)         Notwithstanding Section 3(a) above, the unvested portion of the Option (to the extent the Option has not been forfeited) shall Vest in full upon a termination of Optionee’s service as a result of Optionee’s death or Disability.

(c)         Notwithstanding Section 3(a) above, in the event of a Change in Control that occurs prior to the end of the Vesting Period, the Option shall Vest in accordance with Section 5 below.

4.          Right To Exercise; Termination of the Option.  Any portion of the Option that becomes Vested in accordance with Section 3 or Section 5 shall remain exercisable until, and shall terminate on, the earliest of the following dates:

(a)          Sixty (60) days after any termination of Optionee’s service unless such termination of service (i) is a result of a termination by the Company without Cause or by Optionee for Good Reason as described in Section 4(b), (ii) is due to Optionee’s death or Disability as described in Section 4(c) or 4(d), or (iii) is a result of a termination for Cause as described in Section 4(e);

(b)         One (1) year after termination of Optionee’s service by the Company without Cause or by Optionee for Good Reason that occurs within two (2) years after a Change in Control;

(c)          One (1) year after Optionee’s death if such death occurs while Optionee is providing service to the Company or any Subsidiary;

(d)          One (1) year after Optionee’s termination of service due to Disability;

(e)          The date of termination of Optionee’s service by the Company or any Subsidiary for Cause; or

(f)          Ten (10) years from the Date of Grant.

For the avoidance of doubt, any portion of the Option that remains outstanding, whether or not Vested, will terminate immediately on the tenth anniversary of the Date of Grant.

5.           Effect of Change in Control.

(a)        Notwithstanding Section 3(a) above, if at any time before the end of the Vesting Period (or forfeiture of the Option), and while Optionee is continuously providing service to the Company or a Subsidiary, a Change in Control occurs, then the Option will Vest in full, except to the extent that a Replacement Award is provided to Optionee in accordance with Section 5(b) to continue, replace or assume the Option covered by this Agreement (the “Replaced Award”) immediately prior to (and contingent upon) the Change in Control.

(b)         For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., time-based stock options) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if Optionee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Optionee under the Code are not less favorable to such Optionee than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to Optionee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent termination of service or Change in Control).  A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied.  The determination of whether the conditions of this paragraph are satisfied will be made by the Board or the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c)         If, within two (2) years after receiving a Replacement Award, Optionee experiences a termination of service to the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by Optionee for Good Reason during the remaining vesting period for the Replacement Award, the Replacement Award shall immediately vest.

6.           Exercise and Payment of Option.  To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in Common Stock by Optionee giving written notice to the Company at its principal office specifying the number of shares of Common Stock for which the Option is to be exercised and paying the aggregate Option Price for such Common Stock.  Payment of the Option Price by Optionee shall be (a) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (b) subject to any conditions or limitations established by the Board or the Committee, by the withholding of Common Stock otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement, (c) by a combination of such methods of payment, or (d) by such other methods as may be approved by the Board or the Committee.

7.          Transferability, Binding Effect.  Subject to Section 15 of the Plan, the Option is not transferable by Optionee other than by will or the laws of descent and distribution, and in no event shall the Option be transferred for value.

8.           Certain Definitions.

(a)         “Cause” shall mean “Cause” (or a term of substantively similar meaning) as defined in an individual employment or consulting agreement in effect as of the Date of Grant between Optionee and the Company or any Subsidiary (a “Service Agreement”) or as set forth in a severance plan in which Optionee participates as of the Date of Grant, if any, in each case, or, if Optionee does not have a Service Agreement or participate in such executive severance plan as of the Date of Grant (or such Service Agreement or plan does not define “Cause”), then “Cause” shall mean (i) Optionee’s commission of, conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) Optionee’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its affiliates in any material way, (iii) Optionee’s material failure to perform duties as reasonably directed by the Company or Optionee’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Company or its affiliates or its or their business (which, if curable, is not cured within 30 days after notice thereof is provided to Optionee) or (iv) Optionee’s gross negligence, willful malfeasance or material act of disloyalty with respect to the Company or its affiliates.

(b)         “Disability” (or similar terms) shall mean a circumstance in which Optionee is unable to perform Optionee’s duties to the Company or its affiliates by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can reasonably be expected to last for a continuous period of not less than six months.

(c)         “Good Reason” shall have the meaning set forth in Optionee’s Service Agreement or set forth in a severance plan in which Optionee participates as of the Date of Grant, if any, or, if Optionee does not have a Service Agreement or participate in such severance plan as of the Date of Grant (or such Service Agreement or plan does not define “Good Reason”), then “Good Reason” shall mean the occurrence of any of the following events without Optionee’s express written consent: (i) an involuntary material reduction in Optionee’s then-current base salary or base pay; (ii) a material diminution in Optionee’s authority, duties or responsibilities; (iii) a mandatory relocation of Optionee’s primary work location to a location more than 50 miles from Optionee’s work location as of the date of this Agreement; or (iv) a material breach by the Company of the terms of this Agreement or any other material agreement with Optionee.  To terminate Optionee’s service for Good Reason, Optionee must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances.  If Optionee does not terminate Optionee’s service for Good Reason within 30 days after the expiration of the Company’s cure period, then Optionee will be deemed to have waived Optionee’s right to terminate for Good Reason with respect to such grounds.

9.           No Dividend Equivalents.  Optionee shall not be entitled to dividends or dividend equivalents with respect to the Option or the Common Stock underlying the Option until such Common Stock is issued after the exercise of the Option (or portion thereof).

10.         Adjustments.  The number of shares of Common Stock issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

11.         Taxes and Withholding.  To the extent that the Company or any Subsidiary is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made to or benefit realized by Optionee or other person under the Option, Optionee agrees that, unless otherwise determined by the Committee, the Company will withhold in the form of shares of Common Stock any taxes or other amounts required to be withheld by the Company under federal, state, local or foreign law as a result of such payment or benefit in an amount sufficient to satisfy the minimum statutory withholding amount permissible.  To the extent that the amounts available to the Company or such Subsidiary for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that Optionee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld.  The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Optionee’s income.  In no event will the market value of Common Stock to be withheld pursuant to this Section 11 to satisfy applicable withholding taxes or other amounts exceed the minimum amount of taxes required to be withheld.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Optionee with respect to any payment provided to Optionee hereunder, and Optionee shall be responsible for any taxes imposed on Optionee with respect to any such payment.

12.         Compliance with Law.

(a)          The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.  The Option shall not be exercisable if such exercise would involve a violation of any law.

(b)         Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement or otherwise limits Optionee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002) and (ii) nothing in this Agreement prevents Optionee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Optionee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

13.        No Right to Future Awards or Service.  The Option award is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.  The Option award and any related payments made to Optionee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.  Nothing contained in this Agreement will confer upon Optionee any right to provide service or continue to provide service to the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate Optionee’s service or adjust the compensation of Optionee.

14.         Relation to Other Benefits.  Any economic or other benefit to Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

15.        Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect Optionee’s rights with respect to the Option without Optionee’s consent, and Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.

16.         Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.         Relation to Plan; Clawback.

(a)          The Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

(b)        Optionee acknowledges and agrees that the terms and conditions set forth in the Innventure, Inc. Compensation Clawback Policy (as may be amended and restated from time to time, the “Clawback Policy”) are incorporated in this Agreement by reference.  To the extent the Clawback Policy is applicable to the Recipient, it creates additional rights for the Company with respect to applicable compensation, including, without limitation, annual cash incentive compensation and long-term incentive compensation awards granted to Optionee by the Company.  Notwithstanding any provisions in this Agreement to the contrary, applicable compensation, including, without limitation, annual cash incentive compensation and long-term incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by Optionee to the Company to the extent Optionee is, or in the future becomes, subject to (i) any Company clawback or recoupment policy, including the Clawback Policy and any other policies that are adopted by the Company, whether to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto.  By accepting the Option award under the Plan and pursuant to this Agreement, Optionee consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that Optionee is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup other applicable compensation, including, without limitation, annual cash incentive compensation and long-term incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy.  Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Optionee of any such amounts, including from Optionee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

18.         Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the Option and Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Optionee’s consent to participate in the Plan by electronic means.  Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

19.         Governing Law; Venue.  This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.  In addition, Optionee agrees that state and federal courts located in the state of Florida shall have jurisdiction in any action, suit or proceeding against Optionee based on or arising out of this Agreement and Optionee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Optionee; (c) irrevocably waives any other requirement (whether imposed by statute, rule of court or otherwise) or any objection which Optionee now or hereafter may have with respect to personal jurisdiction, venue or service of process.

20.       Successors and Assigns.  Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

21.        Acknowledgement.  Optionee acknowledges that Optionee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

22.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

INNVENTURE, INC.

By:

Name:
Title:
Date:

Optionee Acknowledgment and Acceptance

By:

Name:
Date: